Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-187135) and Form F-10 (File No. 333-191849) of Husky Energy Inc. of:

•	our independent auditors’ report dated February 25, 2014, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2013 and December 31, 2012, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information;

•	our independent auditors’ report of registered public accounting firm dated February 25, 2014, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2013 and December 31, 2012, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our report of independent registered public accounting firm dated February 25, 2014 on the effectiveness of internal control over financial reporting as at December 31, 2013,

which reports appear in the December 31, 2013 annual report on Form 40-F of Husky Energy Inc. for the fiscal year ended December 31, 2013, and further consent to the use of such reports in such annual report on Form 40-F.

/s/ KPMG LLP
KPMG LLP
Chartered Accountants

Calgary, Canada

March 6, 2014